UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 28, 2016

vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

4170 Mendenhall Oaks Pkwy High Point, NC 27265 (Address of principal executive offices)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 28, 2016, vTv Therapeutics Inc. (the “Company”) and vTv Therapeutics LLC (“vTv LLC”), a controlled subsidiary of the Company, entered into a venture loan and security agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation and Silicon Valley Bank (together, the “Lenders”) under which the Company and vTv LLC may borrow up to $25.0 million in three tranches of $12.5 million, $7.5 million and $5.0 million, respectively.

The Company borrowed the first tranche of $12.5 million upon closing of the transaction on October 28, 2016.  Subject to certain customary funding conditions, the second tranche of $7.5 million and the third tranche of $5.0 million are available for borrowing by the Company no later than March 31, 2017 and June 30, 2017, respectively.  Availability of the third tranche is also subject to receipt of an executed term sheet setting forth certain agreed upon upfront and clinical and regulatory milestone payments for the licensing or purchase of one of the Company’s main drug candidates.

Each loan tranche bears interest at a floating rate equal to 10.5% plus the amount by which the one-month London Interbank Offer Rate (“LIBOR”) exceeds 0.5%.

The Company has agreed to repay the first tranche of $12.5 million on an interest only basis monthly until May 1, 2018 followed by equal monthly payments of principal and accrued interest through the scheduled maturity date for the first tranche loan on May 1, 2020.  In addition, a final payment for the first tranche loan equal to $0.8 million will be due on May 1, 2020, or such earlier date specified in the Loan Agreement.  The Company has agreed to repay any amounts advanced under the second and third tranches of $7.5 million and $5.0 million, respectively, in 18 monthly payments of interest only followed by 24 equal monthly payments of principal plus accrued interest through the scheduled maturity date for such loans, which is 42 months following the date the Company draws down the second or third tranche loans, as applicable.  In addition, a final payment equal to $0.5 million will be due on the scheduled maturity date for the second tranche loan and a final payment of $0.3 million will be due on the scheduled maturity date for the third tranche loan, or on such earlier date specified in the Loan Agreement.

If the Company repays all or a portion of the loan prior to the applicable maturity date, it will pay the Lenders a prepayment penalty fee, based on a percentage of the then outstanding principal balance equal to 4.0% during the first 18 months following the funding of the second tranche and 2.0% thereafter.

The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of its assets other than its intellectual property. Subject to certain conditions related to the Company’s Phase 3 clinical trial of azeliragon, the Company may be required to grant a security interest in its intellectual property.  The Company has agreed not to pledge or otherwise encumber its intellectual property assets, subject to certain exceptions.

The Loan Agreement includes customary affirmative and restrictive covenants, including, but not limited to, restrictions on the payment of dividends or other equity distributions and the incurrence of debt or liens upon the assets of the Company or its subsidiaries.  The Loan Agreement does not contain any financial maintenance covenants.  The Loan Agreement includes customary events of default, including payment defaults, covenant defaults, and material adverse change default.  Upon the occurrence of an event of default and following any applicable cure periods, a default interest rate of an additional 5% will be applied to the outstanding loan balances, and the Lenders may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

In connection with the Loan Agreement, the Company issued and is obligated to issue to the Lenders warrants to purchase shares of the Company’s Class A common stock (the “Warrants”).  On October 28, 2016, the Company issued Warrants to purchase 152,580 shares of its Class A common stock at a per share exercise price of $6.39 per share, which aggregate exercise price represents 6.0% of the principal amount borrowed under the first tranche of the Loan Agreement and 3.0% of the amount available under the second tranche of the Loan Agreement. Additionally, to the extent the second tranche is borrowed under the Loan Agreement, the Company is obligated to issue to the Lenders Warrants with respect to a number of shares such that the aggregate exercise price of such warrants is equal to 3.0% of the principal amount of the second tranche upon funding of the second tranche.  To the extent that the third tranche is borrowed under the Loan Agreement, the Company is obligated to issue to the Lenders Warrants with respect to a number of shares such that the aggregate exercise price of such warrants is equal to 6.0% of the third loan tranche upon funding of the third tranche.  In each instance, the Warrants have or will have an exercise price equal to the lower of (a) the volume weighted average price per share of the Company’s Class A common stock, as reported on the principal stock exchange on which the Class A Common Stock is listed, for 10 trading days prior to the issuance of the applicable Warrants or (b) the closing price of a share of the Company’s Class A common stock on the trading day prior to the issuance of the applicable Warrants.  The Warrants will expire seven years from their date of issuance.

The descriptions of the Loan Agreement and the Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement and the Warrants, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above and referenced under Item 1.01 that relates to the creation of a direct financial obligation of the Company is hereby incorporated by reference in to this Item 2.03 of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

Dated: October 31, 2016